UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
December 2, 2020
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Okta, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-38044	26-4175727
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 First Street, Suite 600
San Francisco, California 94105
(Address of principal executive offices)

(888) 722-7871
(Registrant's telephone number, including area code)

___________________________________

___________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	OKTA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 - Results of Operations and Financial Condition
On December 2, 2020, Okta, Inc. (the "Company" or "Okta") issued a press release announcing its financial results for the fiscal quarter ended October 31, 2020.

A copy of the press release is attached as Exhibit 99.1.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On December 2, 2020, the Company announced that William E. Losch intends to retire from the role of Chief Financial Officer in early March 2021 after the filing of the Company’s Form 10-K following over seven years as Chief Financial Officer of the Company. Mr. Losch plans to remain as an advisor to the Company through the end of the Company’s first quarter fiscal 2022.

The Company also announced that Michael Kourey, age 61, will succeed Mr. Losch as the Company’s new Chief Financial Officer in early March 2021. Mr. Kourey, who has been a member of the Company’s Board of Directors since October 2015, served as the Chair of the Company’s Audit Committee until he stepped down from the committee on November 30, 2020 in connection with this transition. From January 2019 through December 1, 2020, Mr. Kourey served as the chief financial officer of Vlocity Inc., a cloud software company that was acquired by Salesforce in June 2020. From 2015 to 2018, Mr. Kourey served as the chief financial officer of Medallia, Inc., a cloud-based customer experience management company. Prior to Medallia, he served as a Partner at Khosla Ventures, a venture capital firm. Mr. Kourey also spent over 20 years in a variety of roles at Polycom, Inc., a communications solutions company, most recently as chief financial officer. He previously served on the boards of RingCentral, Inc., Aruba Networks, Inc., Riverbed Technology, Inc. and other public and private companies. Mr. Kourey holds a Masters of Business Administration from Santa Clara University and a Bachelor of Science from University of California, Davis. Mr. Kourey plans to resign from the Company’s Board of Directors upon assumption of the Chief Financial Officer role.

In connection with his appointment as future Chief Financial Officer, the Company entered into an offer letter with Mr. Kourey which provides for, among other things, (i) a base salary of $400,000, (ii) annual bonus eligibility with a target amount of 65% of base salary under the Company’s Amended and Restated Senior Executive Incentive Bonus Plan, (iii) a grant of restricted stock units valued at $7.0 million that vest over four years and (iv) an option to purchase shares of the Company’s Class A Common Stock valued at $7.0 million that vest over four years. Mr. Kourey will participate in the Company’s Executive Severance Plan and enter into its standard form of Indemnification Agreement with the Company.

Other than the offer letter, there are no arrangements or understandings between Mr. Kourey and any other persons pursuant to which he was appointed as the Chief Financial Officer of the Company. There are no family relationships between Mr. Kourey and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer. No information is required to be disclosed with respect to Mr. Kourey pursuant to Item 404(a) of Regulation S-K.

Current Company Board and Audit Committee member Shellye Archambeau has been appointed as interim Chair of the Audit Committee. Michelle Wilson, a current Company Board and former Audit Committee member, has rejoined the Audit Committee.

A copy of the press release announcing the Chief Financial Officer transition is attached hereto as Exhibit 99.1.

Item 7.01 - Regulation FD Disclosures
On December 2, 2020, the Company posted supplemental investor materials on its investor.okta.com website. Okta uses its investor.okta.com website as a means of disclosing material non-public information, announcing upcoming investor conferences and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Okta’s investor relations website in addition to following Okta press releases, SEC filings and public conference calls and webcasts.

The information furnished in the current report on Form 8-K and in the accompanying Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange

Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filings, unless expressly incorporated by specific reference in such filing.

Item 9.01 - Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
99.1	Press release dated December 2, 2020, issued by Okta, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 2nd day of December 2020.

Okta, Inc.

By:	/s/ William E. Losch
Name:	William E. Losch
Title:	Chief Financial Officer
(Principal Financial Officer)